EXHIBIT 99.1

Nov. 3, 2003

Media:	John Sousa or David Byford
(713) 767-5800

Analysts:	Katie Pipkin or Jennifer Rosser
(713) 507-6466

DYNEGY ANNOUNCES AGREEMENT WITH EXELON

ON SALE OF ILLINOIS POWER ASSETS

•	$2.225 billion sales transaction will significantly strengthen Dynegy and Illinois Power’s financial condition
o	$1.8 billion of Illinois Power debt will be assumed by Exelon at closing
o	$425 million to be received by Dynegy
o	$2.3 billion intercompany note will be eliminated
•	Companies to establish a six-year agreement through which Exelon will purchase 6,000 megawatts of generating capacity to serve Illinois markets

HOUSTON (Nov. 3, 2003) – Dynegy Inc. (NYSE: DYN), the parent company of Decatur, Illinois-based utility Illinois Power Company, today announced that it has entered into an agreement with Exelon Corp. (NYSE: EXC) through which Exelon will acquire substantially all of the assets and liabilities of Illinois Power. The assets included in the transaction consist of approximately 40,000 miles of electric transmission and distribution lines, more than 750 miles of natural gas transmission pipe and 7,600 miles of natural gas distribution lines. Illinois Power, which has more than 1,800 employees and approximately 590,000 electricity customers and 415,000 natural gas customers across northern, central and southern Illinois, currently comprises Dynegy’s regulated energy delivery reporting segment.

Under the terms of the agreement, which has been approved by each company’s board of directors, Exelon will acquire Illinois Power for $2.225 billion. The purchase price includes the

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DYNEGY ANNOUNCES AGREEMENT WITH EXELON

assumption of all of Illinois Power’s debt, estimated to be approximately $1.8 billion at closing, a $150 million promissory note and approximately $275 million of cash, subject to working capital adjustments. The promissory note bears interest at 5 percent per annum, matures in December 2010 and is subject to mandatory prepayment or extension upon the occurrence of certain events, including those relating to ratings upgrades obtained by Dynegy and contingent environmental liabilities retained by Illinois Power.

“Restoring the balance sheets of both Dynegy and Illinois Power and creating financially stronger companies are the right things to do for all of our shareholders, employees, the banks and bondholders, and the communities in which we operate,” said Bruce A. Williamson, president and chief executive officer of Dynegy Inc. “The improvements we achieved in our financial position over the last year have enabled us to pursue a new strategic direction for Dynegy, and we decided that Illinois Power will be better placed with a proven leader in the regulated utility industry,” he added.

“This transaction will propel Dynegy toward growth opportunities in the unregulated energy segments where we have significant competitive advantages, market share and value-creation potential,” Williamson said. “It also represents yet another important milestone in our ongoing efforts to strengthen Dynegy and Illinois Power’s financial condition, improve liquidity and reduce debt.”

In a related agreement that is conditioned upon the closing of the transaction, Dynegy has contracted to sell 6,000 megawatts (MWs) of generating capacity to an Exelon subsidiary for six years beginning in January 2005. The capacity, which will be provided by Dynegy’s coal-fired baseload facilities in Illinois, natural gas-fired peaking facilities developed by the company throughout the region and one of Dynegy’s tolling contracts, will be used by Exelon to meet its customer demand.

Under this agreement, Exelon will purchase 2,900 MWs of capacity and energy from Dynegy’s peaking facilities and the tolling arrangement. Also as part of the agreement, Exelon will purchase 3,100 MWs of capacity only from Dynegy’s baseload coal fleet. Dynegy will dispatch and sell the energy from these coal assets into the Illinois wholesale marketplace. It is anticipated that this arrangement will be in place concurrently with the termination of Dynegy’s power purchase agreement with Illinois Power and the closing of the transaction.

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DYNEGY ANNOUNCES AGREEMENT WITH EXELON

“The success of Dynegy, Illinois Power and the state of Illinois is linked to our ability to serve the market with low-cost reliable power that will, in turn, help fuel economic growth in the state,” Williamson said. “With more than 600 generation employees and significant power plant operations in Illinois, as well as a six-year, 6,000 megawatt agreement with Exelon that will utilize both our in-state and newly developed regional generation assets, Dynegy will remain committed to serving Illinois’ electricity needs following the completion of the transaction.”

The sale is conditioned upon, among other things, the receipt of approvals from the Illinois Commerce Commission, the Federal Energy Regulatory Commission, the Securities and Exchange Commission, and other governmental and regulatory agencies. In addition, the passage of legislation that is expected to be introduced in the Illinois General Assembly during its November session is necessary to facilitate the acquisition. Pending these approvals, the acquisition is expected to close in the fourth quarter of 2004.

Dynegy will use the cash proceeds from the transaction to reduce debt. Assuming a fourth quarter 2004 closing, the sale of Illinois Power is expected to be accretive to Dynegy’s liquidity position and cash flow in 2005 and beyond. The company expects to incur a loss resulting from the transaction.

Credit Suisse First Boston acted as the financial advisor to Dynegy in connection with the transaction.

Dynegy Inc. provides electricity, natural gas and natural gas liquids to wholesale customers in the United States and to retail customers in the state of Illinois. The company owns and operates a diverse portfolio of energy assets, including power plants totaling approximately 13,000 megawatts of net generating capacity, gas processing plants that process more than 2 billion cubic feet of natural gas per day and approximately 40,000 miles of electric transmission and distribution lines.

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Certain statements included in this news release are intended as “forward-looking statements.” These statements include assumptions, expectations, predictions, intentions or beliefs about future events, particularly the consummation of the sale of Illinois Power Company’s assets, the resulting improvement of Dynegy’s liquidity and cash flow in 2005 and beyond and the effectiveness of a generating capacity arrangement with a subsidiary of Exelon. Dynegy cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements. Some of the key factors that could cause actual results to vary materially from those expressed or implied include the receipt of required regulatory approvals, which are significant, and the satisfaction of other conditions precedent to the consummation of the transaction. There can be no assurance that such conditions will be satisfied or that such transaction will be consummated. More information about the risks and uncertainties relating to these forward-looking statements are found in Dynegy’s SEC filings, which are available free of charge on the SEC’s web site at http://www.sec.gov.